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                                                                    EXHIBIT 11.1

                      CODE OF ETHICS FOR FINANCIAL OFFICERS


                                TABLE OF CONTENTS


1.   OBJECTIVE

2.   SCOPE

3.   DEFINITIONS

4.   DISCUSSION OF THE SUBJECT

5.   ANNEXES

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1.   OBJECTIVE

By adopting this Code of Ethics for Financial Executives, the Company aims to ensure the following:

     (a) ethical and honest conduct, including the ethical handling of existing or apparent conflicts of interest between personal and professional relations;

     (b) complete, honest, accurate, timely and intelligible disclosure of information in reports and documents, which the Company files with or submits to the CVM and/or SEC, as well as in its other public communications;

     (c)  compliance with all applicable laws, rules and regulations;

     (d) immediate internal communication of any violation of this Code to the appropriate person(s); and

     (e) compliance with this Code by means of the assessment of sanctions in violation cases.

2.   SCOPE

The guidelines established in this Code of Ethics for Financial Executives applies only to the VP of Finances, Planning and Control, the financial officers, the accounting officers, the financial management officers, the control officer and/or persons exercising similar functions in the Company (collectively, "Financial Officers").

3.   DEFINITIONS

Not applicable.

4.   DISCUSSION OF THE SUBJECT

4.1  HONEST AND ETHICAL CONDUCT; PROHIBITION OF CONFLICTS OF INTEREST

The Company requires that all its of Financial Officers conduct themselves in a honest and ethical manner when carrying out business activities on behalf of the Company in order to ensure that their duties are performed with total and unrestrained independence, especially

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with regard to activities and/or situations which could characterize the existence of a conflict of interest.

Accordingly, conflicts of interest are prohibited from the perspective of the Company's internal policy.

A "conflict of interest" exists when the personal interests of an individual interferes in any way, or only appear to interfere, with the interests of the Company.

A conflict may arise when a Financial Officer takes action or have interests which may prevent them from providing the Company with services in an effective and objective manner. Conflicts of interest also arise when Financial Officers, or a member of their family, or third parties receive improper personal benefits as a result of such Officers' position with the Company.

It is expected that Financial Officers avoid any external activity, financial interest or relationship, which implies a possible conflict of interest or appearance of the same.

4.2  HONEST AND TIMELY DISCLOSURE IN REPORTS AND PUBLIC COMMUNICATIONS

Financial Officers shall be responsible for ensuring that the Company's financial statements, reports or public communications contain complete, honest, accurate, timely and intelligible information.

Accordinly, they should establish and maintain effective controls of disclosure of of information and internal procedures and controls for the preparation of financial information.

4.3  COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Company actively advances the compliance with all laws, rules and regulations applicable to all the locations in which it operates.

All Financial Officers must comply with all applicable laws and norms in force in Brazil and the United States, as well as those Company norms related to their practice areas.

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4.4  REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

Financial Officers must inform the Internal Audit Director of violations of the laws, rules and regulations and the terms of this Code. The Internal Audit Officer shall analyze said violations and report them to the CEO and CFO.

Violations may be in a confidential manner and the Company shall not tolerate retaliations of any kind against any individual as a result of complaints or communications made in good faith.

4.5  COMPLIANCE WITH AND VIOLATIONS OF THIS CODE

Each Financial Officer is personally responsible for ensuring that their actions are in accordance with this Code and comply not only with black letter law, but also with the spirit of this Code.

The values and responsibilities established in this Code are important to the Company and must be strictly complied with by the Financial Officers.

Consequently, violations of these values and responsibilities shall result in disciplinary action in accordance with the Company's guidelines.

Such disciplinary measures may include warnings, reparation for any losses or damages suffered by the Company, or for cause dismissal.

In certain circumstances, violations of this Code may also result in the filing of civil or criminal suits, or any other disciplinary measure deemed appropriate by the Company.

4.6  EXEMPTIONS TO THE APPLICATION OF THIS CODE

Any exemption from the application of this Code to the Financial Officer or even cases not covered herein, shall only be authorized by the Board of Directors or a committee appointed by the Board, and shall be informed to the shareholders as required under the laws and regulations of the applicable stock exchanges.

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4.7  REVISIONS TO THIS CODE

When necessary this Code may be revised to conform it to the evolution of the regulatory environment or to the needs of the Company.

5.   ANNEXES

     Not Applicable.